Filed Pursuant to Rule 424(b)(3)
Registration No. 333-274947

PROSPECTUS SUPPLEMENT NO. 6
(to prospectus dated May 9, 2024)

Primary Offering of
Up to 9,808,405 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Secondary Offering of
Up to 85,964,719 Shares of Class A Common Stock
Up to 324,352,674 Shares of Class A Common Stock Issuable Upon Conversion of Class B Common Stock and Class C Common Stock
Up to 3,733,358 Shares of Class A Common Stock Issuable Upon Exercise of Warrants
Up to 3,733,358 Warrants to Purchase Class A Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated May 9, 2024 (as supplemented or amended from time to time, the “Prospectus”), with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 19, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of 9,808,405 shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”), which consists of (i) 6,075,047 shares of Class A Common Stock issuable upon exercise of warrants originally issued in connection with the initial public offering of Aurora Acquisition Corp. (“AURC”) (the “Public Warrants”) and (ii) 3,733,358 shares of Class A Common Stock issuable upon exercise of warrants issued in a private placement in connection with the initial public offering of AURC (the “Private Warrants” and, together with Public Warrants, “Warrants”).

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders identified in the Prospectus, or their permitted transferees (the “Selling Securityholders”), of up to an aggregate of 414,050,751 shares of Class A Common Stock, which consists of (i) 85,964,719 shares of Class A Common Stock, (ii) 252,475,391 shares of Class A Common Stock issuable upon conversion of our Class B common stock, par value $0.0001 per share (“Class B Common Stock”), (iii) 71,877,283 shares of Class A Common Stock issuable upon conversion of our Class C common stock, par value $0.0001 per share (“Class C Common Stock” and together with Class A Common Stock and Class B Common Stock, the “Common Stock”), and (iv) 3,733,358 shares of Class A Common Stock issuable upon exercise of Private Warrants, and of up to 3,733,358 Private Warrants.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Readers are advised that the share count and per share information in the Prospectus and this prospectus supplement’s cover page do not reflect the 1-for-50 reverse stock split of the our common stock (the “Reverse Stock Split”) which became effective on August 16, 2024. The shares registered by the registration statement of which this prospectus supplement forms a part are automatically adjusted to reflect the Reverse Stock Split.
Our Class A Common Stock and Public Warrants are listed on the Nasdaq Capital Market under the ticker symbols “BETR” and “BETRW,” respectively. On August 20, 2024, after the Reverse Stock Split, the closing price of our Class A Common Stock was $20.05 per share and the closing price of our Public Warrants was $0.11 per warrant.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 16 of the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 21, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 16, 2024

Better Home & Finance Holding Company
(Exact name of registrant as specified in its charter)

Delaware	001-40143	93-3029990
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3 World Trade Center
175 Greenwich Street, 57th Floor
New York,	NY	10007
(Address of principal executive offices) (Zip Code)
(415) 523-8837
Registrant’s telephone number, including area code
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	BETR	The Nasdaq Stock Market LLC
Warrants exercisable for one share of Class A common stock at an exercise price of $575	BETRW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03 Material Modification to Rights of Security Holders.
In connection with the Reverse Stock Split (as defined below), and pursuant to the terms of the Warrant Agreement, dated as of March 3, 2021 (the “Warrant Agreement”), by and between the Company and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent, as amended by the Assignment, Assumption and Amendment Agreement, dated as of August 22, 2023 (the “Assignment, Assumption and Amendment Agreement”), by and among the Company, Continental and Computershare Inc. and its affiliate Computershare Trust Company, N.A. (collectively, “Computershare”), pursuant to which Computershare assumed the role of the warrant agent, the exercise and redemption terms of the Company’s issued and outstanding public warrants (the “Public Warrants”) and private placement warrants (together with the Public Warrants, the “Warrants”) to purchase shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), were adjusted such that (i) the number of shares of Class A Common Stock issuable upon exercise of each Warrant was adjusted in proportion to the decrease in the outstanding Class A Common Stock effected by the Reverse Stock Split by dividing such number of shares of Class A Common Stock by 50.00, provided, however, that if any holder of Warrants would be entitled, upon the exercise of such Warrants after the effectiveness of the Reverse Stock Split, to receive a fractional interest in a share of Class A Common Stock, the Company will, upon such exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to such holder; and (ii) the Warrant Price (as defined in the Warrant Agreement) of each Warrant immediately prior to effectiveness of the Reverse Stock Split was adjusted by multiplying such Warrant Price by 50.00. The Company does not intend to amend the terms of the Warrant Agreement to reflect the corresponding adjustments as a result of the Reverse Stock Split.
The foregoing description of the Warrant Agreement does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement, which was originally filed as Exhibit 4.4 to the Company’s Registration Statement on Form S-1 filed with the U.S. Securities and Exchange Commission (the “Commission”) on February 24, 2021 and is incorporated herein by reference and the Assignment, Assumption and Assumption Agreement, which was originally filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Commission on August 28, 2023 and is incorporated herein by reference. In addition, to the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 of this Current Report on Form 8-K is incorporated herein by reference.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On August 16, 2024, the Company filed a Certificate of Amendment (the “Certificate of Amendment”) to the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), with the Secretary of State of the State of Delaware, effecting its previously-announced 1-for-50 reverse stock split of the Company’s common stock (the “Reverse Stock Split”) and permitting officer exculpation to the extent permitted by Delaware law. The Company’s Class A Common Stock began trading on a split-adjusted basis on the Nasdaq Capital Market (“Nasdaq”) upon the market open on August 19, 2024, under the existing ticker symbol “BETR” with a new CUSIP number, which is 08774B508. The Company’s public warrants continue to trade on Nasdaq under the ticker symbol “BETRW” with the same CUSIP number.
As previously disclosed, on June 4, 2024, at the 2024 annual meeting of stockholders of the Company, the stockholders approved amendments to the Certificate of Incorporation to effect one or more reverse stock splits of the Company’s common stock at a ratio ranging from any whole number between 1-for-2 and 1-for-100 and in the aggregate not more than 1-for-100, inclusive, as determined by the Board of Directors of the Company (the “Board”) and to permit officer exculpation to the extent permitted by Delaware law. On August 1, 2024, the Board set a reverse stock split ratio of 1-for-50.
The foregoing description does not purport to be complete and is qualified by reference to the Certificate of Amendment, which is incorporated by reference herein and which is attached to this Current Report on Form 8-K as Exhibit 3.1.

Item 7.01 Regulation FD Disclosure.
On August 19, 2024, the Company issued a press release announcing the completion of the Reverse Stock Split. A copy of the press release is furnished herewith as Exhibit 99.1.
The information furnished pursuant to Item 7.01, including Exhibit 99.1 furnished herewith, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
Item 8.01 Other Events.
The information set forth in Items 3.03 and 5.03 is incorporated by reference.
Effective August 19, 2024, as a result of the Reverse Stock Split, every 50 shares of the Company’s issued and outstanding common stock were converted into one issued and outstanding share of Class A Common Stock, Class B common stock, par value $0.0001 per share (“Class B Common Stock”), and Class C common stock, par value $0.0001 per share (“Class C Common Stock”), as applicable, without any change to the par value per share, the voting rights of the common stock, any stockholder’s percentage interest in the Company’s equity (subject to the effects of fractional shares) or any other aspect of the Company’s common stock. This reduced the number of the Company’s outstanding Class A Common Stock from 424,783,460 shares to 8,497,010 shares, outstanding Class B Common Stock from 259,770,986 shares to 5,194,080 shares and outstanding Class C Common Stock from 71,877,283 shares to 1,437,545 shares. No fractional shares were issued in connection with the reverse stock split. Stockholders who would have otherwise held a fractional share of the Company’s common stock following the Reverse Stock Split received a pro rata portion of cash proceeds from the aggregation and sale of all fractional shares by the exchange agent. Stockholders are not required to take any action to exchange their shares.
The Description of Securities attached hereto as Exhibit 4.1 is filed for the purposes of updating the description of the Company’s securities as a result of the Certificate of Amendment to the Certificate of Incorporation described above in Item 5.03. The Description of Securities modifies and supersedes any prior description of the securities of the Company in any registration statement or report filed with the Commission and will be available for incorporation by reference into certain of the Company’s filings with the Commission pursuant to the Securities Act, the Exchange Act, and the rules and forms promulgated thereunder.
Item 9.01     Financial Statements and Exhibits.
(d)    Exhibits:

Exhibit	Description
3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, dated August 16, 2024
4.1	Description of Securities
99.1	Press Release Announcing the Completion of Reverse Stock Split, dated August 19, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BETTER HOME & FINANCE HOLDING COMPANY

Date: August 19, 2024	By:	/s/Paula Tuffin
	Name:	Paula Tuffin
	Title:	General Counsel, Chief Compliance Officer and Secretary